Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”), dated as of October 11, 2006, between ICOS Corporation, a Washington corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), amends that certain Rights Agreement, dated as of August 9, 2002 (the “Rights Agreement”), as amended by Amendment No. 1 to Rights Agreement dated September 26, 2005.

The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Section 1 of the Rights Agreement is hereby amended by adding as the final sentence to the definition of “Acquiring Person” the following:

“Notwithstanding the foregoing, for purposes of this Rights Agreement, Eli Lilly and Company, an Indiana corporation (“Parent”), or any Affiliate or Associate thereof, including Tour Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), shall not be deemed an “Acquiring Person” as a result of (i) the approval, execution or delivery of that certain Agreement and Plan of Merger dated as of October 11, 2006 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

2. Section 1 of the Rights Agreement is further amended by adding as the final sentence to the definition of “Distribution Date” the following:

“Notwithstanding anything in this Rights Agreement to the contrary, no Distribution Date shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement,

(iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

3. Section 1 of the Rights Agreement is further amended by adding as the final sentence to the definition of “Shares Acquisition Date” the following:

“Notwithstanding anything in this Rights Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

4. Section 3(b) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Rights Agreement to the contrary, no Distribution Date shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

5. Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

“Subject to Section 7(e) and except as otherwise provided in this Rights Agreement (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided in this Rights Agreement, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on the 10th anniversary of the date of this Rights Agreement, (ii) immediately prior to the Effective Time of the Merger (as such terms are defined in the Merger Agreement) (together with the event set forth in clause (i) above, the “Expiration Date”) and (iii) the Redemption Date, one one-hundredth (1/100) of a Preferred Share, subject to adjustment from time to time as provided in Sections 11 and l2.”

6. Section 11(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding the foregoing, Parent, or any Affiliate or Associate thereof, including Merger Sub, shall not be deemed an “Acquiring Person” as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

7. Section 11(c)(i) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Rights Agreement to the contrary, none of the events described in clauses (A) through (C) of Section 11(c)(i) shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

8. Section 14(b) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Rights Agreement to the contrary, no Distribution Date shall be deemed to have occurred and Parent shall not become an Acquiring Person solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

9. A new Section 33 shall be added and shall read as follows:

“Section 33. TERMINATION. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), this Rights Agreement shall be terminated and all outstanding Rights shall expire.”

10. The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

11. This Amendment shall be governed by and construed in accordance with the laws of the State of Washington; provided however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

12. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

13. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

14. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

15. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

ICOS CORPORATION

By:	/s/ John B. Kliewer
Name:	John B. Kliewer
Title:	Vice President, General Counsel and Secretary

MELLON INVESTOR SERVICES, LLC, as Rights Agent

By:	/s/ Thomas L. Cooper
Name:	Thomas L. Cooper
Title:	Client Relationship Executive

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